Exhibit 99-1

GE ANNOUNCES FURTHER ACTIONS TO SOLIDIFY FINANCIAL POSITION

BOSTON — April 13, 2020 — GE (NYSE:GE) today announced a series of further actions it is taking to solidify its financial position:

•	In order to extend its Industrial debt maturities and enhance its liquidity profile, GE is launching a strategic debt issuance to fund an immediate tender for GE bonds maturing through 2024. The combination of these transactions is expected to be leverage neutral.
•	As part of its deleveraging plan, using proceeds from the BioPharma transaction, GE also repaid $6 billion of its intercompany loan to GE Capital on April 1, 2020.
•	Using proceeds from this repayment, in order to accelerate its debt reduction, GE Capital today also is launching a tender targeting up to $9 billion of debt maturing in 2020. GE Capital separately repaid $4.7 billion of debt that matured in the first quarter of 2020.

GE Chairman and CEO H. Lawrence Culp, Jr., said, “With net proceeds of about $20 billion from the sale of BioPharma now in hand, we are taking swift actions to de-risk and de-lever our balance sheet and prudently manage our liquidity amid a challenging external environment. We continue to execute on our priorities, including solidifying our financial position by further reducing debt and improving our cash operations and management. We remain committed to achieving our leverage goals over time.”

At March 31, 2020, GE held consolidated cash, cash equivalents, and restricted cash of more than $47 billion, including approximately $34 billion in Industrial and more than $13 billion in Capital. As part of its normal financial management process, the Company is also refinancing a back-up credit facility that expires in 2021.

GE plans to hold its first-quarter earnings call on Wednesday, April 29, 2020, at 8:00AM ET, where it will share additional details.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities referenced herein, nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Caution Concerning Forward-Looking Statements

This document contains forward-looking statements – that is, statements related to future events that by their nature address matters that are, to different degrees, uncertain. For details on the uncertainties that may cause our actual future results to be materially different than those expressed in our forward-looking statements, see https://www.ge.com/investor-relations/important-forward-looking-statement-information, as well as our annual report on Form 10-K. We do not undertake to update our forward-looking statements.

About GE

GE (NYSE:GE) rises to the challenge of building a world that works. For more than 125 years, GE has invented the future of industry, and today the company’s dedicated team, leading technology, and global reach and capabilities help the world work more efficiently, reliably, and safely. GE’s people are diverse and dedicated, operating with the highest level of integrity and focus to fulfill GE’s mission and deliver for its customers. www.ge.com

GE’s Investor Relations website at www.ge.com/investor and our corporate blog at www.ge.com/reports and @GE_Reports on Twitter, as well as GE’s Facebook page and Twitter accounts, contain a significant amount of information about GE, including financial and other information for investors. GE encourages investors to visit these websites from time to time, as information is updated and new information is posted.

GE Investor Contact

Steve Winoker, 617.443.3400

swinoker@ge.com

GE Media Contact

Mary Kate Mullaney, 202.304.6514

marykate.nevin@ge.com

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